EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-10409, 333-66422, 333-82302, 333-112521, 333-133640, 333-179248, 333- 217435, 333-222697,  333-227584 and 333-229655 on Form S-8 of our reports dated November 25, 2019, relating to the consolidated financial statements and financial statement schedule of Woodward, Inc.,  (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard)  and the effectiveness of Woodward, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Woodward, Inc. for the year ended September 30, 2019.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

November 25, 2019